Exhibit 10.39

August 26, 2004

Lou Salamone
66 Regatta Bay Court
Annapolis, MD 21401

Dear Lou:

I am pleased to extend you an offer of employment with Global eXchange Services (GXS) as a key member of the leadership team. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether verbally or written.

Position

You would be joining us as Senior Vice President and Chief Financial Officer reporting to me. The position will be located at our headquarters in Gaithersburg, Maryland and your starting date will be a date to be mutually agreed but in no event later than October 15, 2004.

Compensation

Your starting salary will be $325,000.00 per year with a target annual bonus of $200,000.00. Payment of the bonus will be subject to the terms of GXS’s Management Bonus Plan, except that you will be guaranteed a bonus of $42,000 for the remainder of 2004. This would be paid to you no later than the end of March 2005. Please note that the quotation of an annual rate of pay is merely for convenience and does not imply that your employment is for a year or any fixed period.

Stock-Based Compensation

Ownership is a cornerstone principle of GXS’ reward strategy. Subject to the approval of the Compensation Committee of our Board of Directors, you will receive options for 900,000 shares with an exercise price of $.50 per share. Please understand that the actual value that you realize from your options may vary greatly, based on the performance of GXS. We have designed the program with the intent to provide significant upside potential if GXS is successful. All terms related to the stock options are subject to the provisions of the GXS Holdings, Inc. Stock Incentive Plan and the Option Agreement which are enclosed.

Reimbursement of Living Expenses

During the term of your employment, the Company will pay, or reimburse you, for reasonable and actual travel expenses for your travel between your home in Basking Ridge, N.J. and the Company’s headquarters in Gaithersburg, Maryland and for your expenses of renting an apartment or home in the Washington, D.C. metropolitan area up to an aggregate maximum amount of $2,500.00 per month. Such payments and reimbursements shall be treated as additional compensation to you.

Benefits

In additional to your compensation package you will be eligible for employee benefits (including vacation, medical, dental, vision, accident and disability insurance, 401(k) plans) in accordance with the terms of GXS’s benefit plans.

Termination

Depending upon the reason for your employment with GXS ending, you will be covered by one of the following:

(1) Cause or Voluntarily Quit

If your employment terminates because you voluntarily quit or because GXS terminates you for “cause”, you will not be entitled to any additional compensation. “Cause” shall include, but not be limited to: willful or unreasonable neglect of your job duties, committing fraud, misappropriation or embezzlement; dishonesty; insubordination; being convicted of a felony; willful unauthorized disclosure of GXS confidential information; and willfully or unreasonably engaging in conduct materially injurious to GXS.

(2) Termination Without Cause

If you are terminated without “cause” you would receive, as severance, continuation of your then current salary and medical benefits for twelve months and a pro rated portion of your most recent annual bonus payment. This payment would be subject to your signing GXS’s standard termination agreement, which would include (i) non-competition and non-solicitation commitments by you for a period of twelve months, and (ii) a complete release for the benefit of GXS.

In the event of a Change of Control (as defined in the GXS Holdings, Inc. Stock Incentive Plan) and you are not offered a position comparable to your position as GXS’s Senior Vice President and Chief Financial Officer following the Change in Control and you terminate your employment with GXS, or its successor, as a result then such termination will be deemed to be a Termination Without Cause.

In the event of any termination of your employment, you will be required to reimburse GXS for any outstanding monies owed to GXS that have not been repaid by the time employment is terminated. Acceptance of this letter will be your authorization to permit GXS, to the extent permitted by law, to deduct and offset any payments, including payment for salary, bonus, expenses, or vacation pay, otherwise owed to you upon termination of employment.

Confidentiality/Integrity

This offer is made in the strictest confidence. You are required to maintain the confidentiality of the information contained in this offer and any proprietary information you received from GXS in consideration of this offer. Failure to comply will result in the offer being summarily withdrawn.

GXS’s most valuable asset is its worldwide reputation for integrity and high standards of business conduct. Accordingly, please review the Code of Conduct and policies included within the enclosed Compliance Guide and complete the acknowledgement of your personal commitment to comply with the code and policies. The completion of the acknowledgement is a condition of employment. Furthermore, in making this offer of employment, we have no intention of interfering with any continuing obligation regarding trade secrets and confidential information that you may have with any prior employer and we expect that you will be able to perform the responsibilities of your position with GXS without violating any confidentiality obligation owed to any other party. In this connection, you will also be required to sign the enclosed “Proprietary Information and Inventions Agreement” as a condition of employment with GXS.

Other

This offer is contingent on the following:

•	Completion of all internal approvals, which include satisfactory completion of an interview between you and the Chairman of the Board of GXS, David Stanton

•	Satisfactory completion of background and reference checks

•	Proof of identification and U.S. work authorization, in accordance with the Immigration Reform and Control Act of 1986

•	Drug Screen

This offer shall not be binding on GXS until these conditions have been satisfied.

The employee benefit plans and programs and programs offered by GXS may be modified, and your participation in those benefits will be subject to the terms of such plans and programs. Your employment and benefits will also be subject to GXS’ policies as promulgated from time-to-time.

Please sign below to indicate your acceptance of this offer and return the signed letter to Bruce Hunter, our Senior Vice President & General Counsel who is also responsible for Human Resources. Also, please sign and return to Bruce Hunter the (i) acknowledgement from the Compliance Guide, (ii) Option Agreement, and (iii) Proprietary Information and Innovation Agreement.

We look forward to having you as a member of the Senior Executive leadership team and believe this position will provide you with the kind of challenge and career growth you are seeking.

Sincerely,

/s/ Gary Greenfield

Gary Greenfield
President & Chief Executive Officer

I accept this offer of employment with Global eXchange Services and agree to all the terms stated or referred to in this letter.

/s/ Lou Salamone	August 31, 2004
Lou Salamone	Date

cc: Bruce Hunter

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